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                                                                    EXHIBIT 99.1



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                                [Medialink Logo]


                                                           FOR IMMEDIATE RELEASE

For more information:
Ryan Barr
Director of Corporate
  Development & Communications
Medialink Worldwide Inc.
(212) 682-8300
rbarr@medialink.com


           MEDIALINK WORLDWIDE IMPLEMENTS PREFERRED STOCK RIGHTS PLAN

NEW YORK, August 16, 2001 -- Medialink Worldwide Incorporated (Nasdaq: MDLK), a global leader in providing video and audio solutions and services to corporations and other organizations seeking to communicate their news, today announced that its Board of Directors implemented a preferred stock rights plan designed to protect and maximize the value of the shareholders' interests in the event of an unsolicited attempt by an acquiror to take over the Company in a manner or on terms not approved by the Board of Directors.

The preferred stock rights ("Rights") plan was initially presented to the Board in November 2000, extensively reviewed thereafter, and adopted in June 2001. The record date of August 30, 2001, was designated by the Board at a meeting held on August 15, 2001.

Takeover attempts frequently include coercive tactics to deprive the Company's Board and its shareholders of the ability to maximize shareholder value. The Rights have been declared by the Board in order to deter such tactics, including a gradual accumulation of shares in the open market of a 15% or greater position to be followed by a merger or a partial or two-tier tender offer that does not treat all shareholders equally. These tactics pressure shareholders, squeeze them out of their investment without giving them any real choice and deprive them of the full value of their shares. The Rights are not intended to prevent a takeover of the Company and will not do so.

On August 14, 2001, the Company's Board received a letter from United Business Media plc ("UMB") (Nasdaq: UNEWY) with an unsolicited offer to purchase all of the Company's outstanding stock for $5.00 per share. The Company issued a press release on August 14, 2001 stating that the Board would review the offer in due course. On August 15, 2001, the Board responded by letter to UBM stating that the Board would undertake a complete review of the unsolicited proposal, including an analysis of, among other things, the Company's business strategy, prospects, and strategic alternatives. The Company informed UBM that it would notify it once the Board had made a final determination as to its unsolicited proposal.

Issuance of the Rights does not in any way weaken the financial strength of the Company or interfere with its business plans. The issuance of the Rights themselves has no dilutive effect, will not affect reported earnings per share, should not be taxable to the Company or to its shareholders, and will not change the way in which the Company's shares are presently traded. The Company's Board believes that the Rights represent a sound and reasonable means of addressing the complex issues of corporate policy created by the current takeover environment.

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Under the rights plan, the Board declared a dividend distribution of one preferred stock purchase right for each outstanding share of common stock of the Company, payable to shareholders of record at the close of business on August 30, 2001. The Rights will continue to be represented by, and trade with, the Company's common stock certificates unless the Rights become exercisable. The Rights become exercisable (with certain exceptions) only in the event that a person or group acquires, or announces a tender or exchange offer for, 15% percent or more of the Company's shares outstanding or the total voting power of the Company.

Any shareholder who currently owns 15% or more of the Company's outstanding stock will not trigger this provision unless the shareholder thereafter acquires an additional two percent or more of the outstanding stock. The Company has one shareholder which owned approximately 26.88% of the Company's outstanding common stock as of April 13, 2001. Each Right, once exercisable, will entitle the holder (other than the acquiring person or group) to buy one one-thousandth of a share of Series A Preferred Stock of the Company at an exercise price of $50.00 (subject to adjustment). In addition, upon the occurrence of certain events, holders of the Rights (other than the acquiring person or group) would be entitled to purchase either the Company's common stock or shares in an "acquiring entity" at approximately half of market value.

The Company generally will be entitled to redeem the Rights at $0.01 per Right at any time on or prior to the tenth day after there has been a public announcement of the beneficial ownership by any person or group of 15% or more of the Company's stock, subject to certain exceptions. The Rights will expire on August 30, 2011.

Details of the Rights Plan will be outlined in a letter to be mailed to shareholders as of the record date of August 30, 2001.

About Medialink:
Medialink (www.medialink.com) is a global leader in providing comprehensive and compelling multimedia communication solutions and services for more than 3,000 corporations and other organizations seeking to communicate news to their audiences through television, radio, print and the Internet. The company provides production and satellite distribution of video and audio news, multimedia webcasting services, press release newswire distribution, photography production and digital distribution, and strategic corporate communications consulting. Medialink also provides media monitoring and analysis and public relations research to help clients determine return on investment from their communications efforts. Based in New York, Medialink has 13 offices worldwide including an international hub in London.

For additional investor and financial information, please visit the recently launched Investor Relations section of the Company's Web site
(www.medialink.com).

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With the exception of the historical information contained in the release, the matters described herein contain certain "forward-looking statements" that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are naturally subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors. More detailed information about those factors is set forth in filings by Medialink Worldwide Incorporated with the Securities and Exchange Commission, including the Company's registration statement, most recent quarterly report on Form 10-Q and most recent annual report on Form 10-K. Medialink Worldwide Incorporated is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.